EXHIBIT 4.2
               GUARANTY AND STOCK PLEDGE AGREEMENT

     This is a Guaranty and Stock Pledge Agreement dated as of July 10, 1997, ("Guaranty"), among __________________ ("___________"),
FLORIDA GAMING CORPORATION, a Delaware corporation ("Florida
Gaming"), and FREEDOM FINANCIAL CORPORATION, a Delaware corporation (the "Guarantor").

                             Recitals

1. ___________ intends to purchase a $1,200,000 5% Cumulative Convertible Debenture (the "Debenture") of Florida Gaming, pursuant to that certain Offshore Securities Subscription Agreement ("Subscription Agreement") dated July 10, 1997. All capitalized terms not defined herein shall have the meaning set forth in the Debenture.

2. The Debenture is convertible into shares of common stock of Florida Gaming (the "Common Stock").

3. Under the terms of Section 3.2(e) of the Debenture, ___________ has certain demand redemption rights ("Demand Rights") if the Closing Bid Price (as defined in the Debenture) per share of the Common Stock for a five consecutive day trading period is less than or equal to $7.00 after December 31, 1997.

4. In accordance with the Debenture and as a condition to ___________ purchasing the Debenture, Guarantor has agreed to enter into this Guaranty on the terms and conditions as set forth herein in order to guaranty the Demand Rights.

     NOW, THEREFORE, in consideration for ___________ purchasing the Debenture, and for other good and valuable consideration, the parties hereby agree as follows:

                            SECTION 1
               Guaranty of Payment and Performance

     Guarantor hereby guarantees repayment to ___________ of the Demand Rights. If Florida Gaming defaults in the satisfaction of the Demand Rights according to the terms of the Debenture, Guarantor will pay to ___________ the total amount of Demand Rights due pursuant to Section 3.2(e) of the Debenture within three (3) business days after written demand by ___________ to Guarantor following Florida Gaming's failure to pay such Demand Rights within five business days of the Demand Date (as defined in the Debenture).

                           SECTION TWO
                   Grant of Security Interest.

     (a) As additional security for repayment of the Demand Rights, Guarantor hereby grants to ___________ a security interest in and pledges to ___________ all of its right, title and interest in and to 300,000 shares of Common Stock (the "Pledged Shares").

     (b) The Pledged Shares shall be deposited in a Pledged Collateral Account with Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Chesterfield, Missouri ("Merrill Lynch"), in accordance with the terms of that Pledged Collateral Account Agreement (the "Pledged Collateral Agreement"), attached hereto as Exhibit A. The Pledged Shares shall be valued at the average Closing Bid Price of the Company's Common Stock for the five consecutive trading days before the Demand Date.

                          SECTION THREE
                       Payment of Guaranty

     (a) Guarantor agrees to satisfy the Demand Rights under this Guaranty by either delivering to ___________ (i) a cash payment in the amount of the Demand Rights due (the "Cash Payment"), (ii) that number of Pledged Shares equal to the Demand Rights due, the value of the Pledged Shares of which shall be determined in accordance with Section Two hereof, or (iii) a combination of the Cash Payment and the Pledged Shares, equal to the Demand Rights due, in such amounts as determined by the Guarantor.

     (b) Guarantor shall also pay to ___________, on demand, reasonable attorney fees and all costs and other expenses incurred by ___________ in collecting the Demand Rights from Florida Gaming or in enforcing this Guaranty against Guarantor.

                          SECTION FOUR
                             Default

     (a) At the option of ___________, the failure of Guarantor to pay the Demanding Holder 117.5% of the Demand Redemption Amount , plus any accumulated interest due on the principal amount at the time of the Demand Redemption, within three (3) business days after written demand to the Guarantor by ___________ as set forth in
Section 1 hereof, shall constitute an Event of Default under this Guaranty.

     (b) Upon an Event of Default under this Guaranty, ___________ may at its option declare the Demand Rights for the applicable calendar month to be immediately due and payable, and, in addition to exercising all other rights or remedies, may proceed to exercise all rights, options and remedies of a secured party upon default as provided for under the Uniform Commercial Code as then adopted in the Commonwealth of Kentucky and may instruct Merrill Lynch to sell, transfer or otherwise distribute that number of Pledged Shares to satisfy the Demand Rights, in accordance with the Pledged Collateral Agreement, with such Pledged Shares to be valued as set forth in Section Two of this Guaranty.

                          SECTION FIVE
                      Liability of Guarantor

     The maximum amount recoverable from Guarantor under this Guaranty is limited to One Million Five Hundred Thousand Dollars ($1,500,000.00). Any modification of the Debenture unless made with Guarantor's written consent, shall exonerate Guarantor from all liability hereunder.

                           SECTION SIX
                      Rights of ___________

     If Florida Gaming defaults in the payment of the Demand Rights, ___________ shall have the right to demand payment of the Demand Rights from Guarantor. If legal action is taken to enforce this Guaranty or any provision hereof, such action may be maintained alone or joined with any action or other proceeding against Florida Gaming.

                          SECTION SEVEN
                         Waiver of Notice

    Notice of acceptance of this Guaranty is expressly waived.

                          SECTION EIGHT
                           Termination

     This Guaranty shall remain in full force and effect until, and shall terminate (as "terminate" is used in Kentucky Revised Statutes Section 371.065) on the earlier of (a) the day following the date of (1) payment in full upon maturity of the Maximum Aggregate Liability (as that term is defined in Kentucky Revised Statutes Section 371.065); or (b) December 31, 1998; provided, however, that termination of this Guaranty on such termination date shall not affect in any manner the liability of the Guarantor with respect to (1) the Demand Rights which are created or incurred prior to such termination date ("Prior Obligations"), or (2) extension or renewals of, interest accruing on, or fees, costs or expenses incurred with respect to, such Prior Obligations prior to, on or after such termination date.


     IN WITNESS WHEREOF, the parties have executed this Guaranty on the date and year first above written.

                                   __________________



                                   By:

                                   FLORIDA GAMING CORPORATION



                                   By:



                                   FREEDOM FINANCIAL CORPORATION



                                   By:



                                                        EXHIBIT A

               PLEDGED COLLATERAL ACCOUNT AGREEMENT


Note: This agreement is subject to the review and acceptance by Merrill Lynch, Pierce, Fenner & Smith Incorporated.


TO:  Merrill Lynch, Pierce, Fenner &
     Smith Incorporated                       Date July 10, 1997


Gentlemen:

     Simultaneously with the execution of this agreement, the undersigned Freedom Financial Corporation (hereinafter "Assignor") and _________________________________ (hereinafter "Assignee")
entered into an agreement pursuant which a security interest in certain rights and assets of the Assignor is granted by the Assignor to the Assignee (the "Assignment"). In connection therewith, the Assignor hereby instructs you to:

     1) establish a cash security account, which is to be know as the "Freedom Financial Corporation, Pledged Collateral
          Account for _______________________", ("Cash Account");
          and

     2) place the assets listed in Exhibit A attached hereto and made a part hereof into the Cash Account.

     The Assignor and Assignee consent and agree that the only instructions that shall be given to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in regard to or in connection with the Cash Account shall be given by an Authorized Officer of Assignee (as such term is hereafter defined), except as otherwise provided herein.

     An Authorized Officer of Assignee may give instructions of any kind or character in regard to the Cash Account, oral or written, except that:

     1) any instruction to Merrill Lynch to deliver cash and/or securities, or proceeds from the sale of, or distributions on, such securities out of the Cash Account shall be made by a written instrument to such effect which shall be executed by (a) an Authorized Officer of Assignee and an Authorized Officer of Assignor or (b) an Authorized Officer of Assignee who shall certify in writing that an "Event of Default" exists as of the date thereof under the Assignment (it being understood and agreed that Merrill Lynch shall have no duty or obligation whatsoever of any kind or character to determine whether or not an Event of Default exists) and provided further that Assignee hereby agrees to indemnify and hold harmless Merrill Lynch, its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including, without limitation, any and all court costs and reasonable attorney's fees, that may result by reason of Merrill Lynch complying with such instructions; and

     2) if an authorized officer of the Assignee certifies in writing that an Event of Default exists, no transfer in the Cash Account shall be permitted until Merrill Lynch has provided five days prior written notice to Assignor of the instructions from Assignee.

     The Authorized Officer of Assignee who shall give oral instructions hereunder shall confirm the same in writing to Merrill Lynch within five (5) days after such oral instructions are given. So long as this agreement remains in effect, Assignee shall be entitled to receive duplicates of any and all notices and statements of account that the Assignor of such a Cash Account is entitled to receive.

     For purposes of this agreement, the term "Authorized Office of Assignor" shall refer in the singular to enter ______________________________ (who is, on the date hereof,
President of the Assignor) or ______________________________ (who
is, on the date hereof, Vice President of Assignor) and the term "Authorized Officer of Assignee" shall refer in the singular to either _________________________ (who is, on the date hereof,
President of the Assignee) or _________________________ (who is, on the date hereof, Vice President of the Assignee), if the Assignor or Assignee is a natural person then such term shall mean the Assignor or Assignee respectively and, if more than one natural person is the Assignor or Assignee, such natural persons may act severally. In the event that either Assignor or Assignee shall find it advisable to designate a replacement of either of its Authorized Officers, written notice of any such replacement shall be given to Merrill Lynch; provided, however, that such replacement shall be either the President or then acting chief executive officer of Assignor or Assignee, as the case may be, or such other officer of the respective parties hereto as Merrill Lynch may approve, which approval shall not be unreasonably withheld.

     Notwithstanding anything to the contrary contained herein or in the Assignment, this agreement shall not impose or create any obligations or duties upon Merrill Lynch greater than or in addition to the customary and usual obligations and duties of Merrill Lynch to Assignor except and to the extent that Merrill Lynch shall henceforth accept instructions in connection with the Cash Account as provided in this agreement.

     Assignor hereby agrees to indemnify and hold harmless Merrill Lynch, its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including, without limitation, any and all court costs and reasonable attorney's fees, in any way related to or arising out of or in connection with the Assignment, this agreement and/or the Cash Account.

     This agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto and shall be construed in accordance with the laws of the State of New York without regard to its conflict of law principles and the rights and remedies of the parties shall be determined in accordance with such laws.

     Assignor and Assignee understand and acknowledge that this agreement in and of itself does not create or perfect the Assignee's security interest in the rights and assets of the Assignor.

     Assignor and Assignee represent and warrant to Merrill Lynch that the agreement and arrangement are in compliance with applicable law, including, without limitation, the federal securities credit regulations.

     The Assignor acknowledges that this agreement supplements the Assignor's existing agreement(s) with Merrill Lynch and in no way is this agreement intended to abridge any rights that Merrill Lynch might otherwise have.

     IN WITNESS WHEREOF, Assignor and Assignee have caused this agreement to be executed by their duly authorized officers all as of the day first above written.


By____________________________     By____________________________

Title_________________________     Title__________________________


          Assignor                                Assignee

Signature_____________________     Signature_____________________

Date__________________________     Date__________________________

                                        (AFFIX CORPORATE/BANK SEAL)



                                        ATTEST:

                                   By____________________________

                                   Title__________________________


RECEIPT ACKNOWLEDGED:
Merrill Lynch, Pierce, Fenner & Smith Incorporated


By ___________________________     Date_________________________
     Resident Vice President

By____________________________     Date__________________________
     Regional Administrative Manager








                             EXHIBIT A

The Assignor has placed the following assets into the "Freedom
Financial Corporation, Pledged Collateral Account for
__________________________", account number _______________
(account number to be assigned when the account is established with Merrill Lynch).

     Quantity       Description
     300,000        Shares of Common Stock of Florida Gaming Corporation

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________


     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________

     _______        _______________________________________________